Exhibit 99.1

Press Release

Gemstar-TV Guide International Announces Review of Strategic Alternatives

July 9, 2007 (Los Angeles, CA) — Gemstar-TV Guide International, Inc. (NASDAQ: GMST), a leading media, entertainment and technology company, announced today that its Board of Directors has authorized the Company and its advisors to explore strategic alternatives intended to maximize shareholder value, which may include a sale of the Company.

Anthea Disney, Chairman of the Board of the Company, said, “The Company has made significant improvements throughout its businesses and the Board is very pleased with the growth and strategic direction under CEO Richard Battista. We are now poised to investigate the range of available strategic alternatives for continuing to build shareholder value.”

The Board of Directors will work with the Company’s management team and its legal and financial advisors to evaluate the Company’s available alternatives and identify the course of action it believes is in the best interests of all its shareholders. UBS Investment Bank is acting as financial advisor to the Company, and Wachtell, Lipton, Rosen & Katz is acting as legal advisor.

In making the announcement, the Company stated there can be no assurance that the exploration of strategic alternatives will result in any transaction. The Company undertakes no obligation to make any further announcements regarding the exploration of strategic alternatives unless and until a final decision is made.

About Gemstar-TV Guide

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers. The Company’s businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company’s technologies and content; our investments in new and existing businesses; the impact of competitive products and services; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

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Contact:

Gemstar-TV Guide International, Inc.

Media - Eileen Murphy, 212-852-7336, eileen.murphy@tvguide.com

Analysts and Investors - Rob Carl, 323-817-4600, rob.carl@tvguide.com